Exhibit 10.20

AVIS BUDGET GROUP, INC. NON-EMPLOYEE

DIRECTORS DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2013

AVIS BUDGET GROUP, INC.

NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE I – SPONSORSHIP AND PURPOSE OF PLAN

1.1	Sponsorship

Avis Budget Group, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, sponsors the Avis Budget Group, Inc. Non-Employee Directors Deferred Compensation Plan (the “Plan”), a non-qualified deferred compensation plan for the benefit of Participants and Beneficiaries (as defined herein). The Company originally adopted the Plan in 1999 and has made certain amendments since then. The Company now desires to further amend and restate the Plan effective January 1, 2013.

1.2	Purpose of Plan

The Plan is intended to be an unfunded plan maintained primarily for the purpose of enabling members of the Board of Directors of the Company who are not employees to defer receipt of designated percentages of their fees received for providing services to the Company. A description of such fees, as in effect on January 1, 2013, is set forth on Exhibit A hereto.

ARTICLE II - DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1	Account means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2	Beneficiary means the person(s) or entity designated by the Participant in accordance with the provisions of Article VII to receive benefits under the Plan as a result of a Participant’s death.

2.3	Board means the Board of Directors of the Company.

2.4	Change of Control means the date on which:

(a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c) a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(d) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur for purposes of any payment hereunder unless such transaction also constitutes a “change in control event” for purposes of Section 409A of the Code.

2.5	Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.6	Committee means the Governance Committee or another committee of one or more persons appointed by the Board to administer the Plan. In the absence of such appointment, or if, due to resignation or other cause, no appointed members remain, the Board shall be the Committee.

2.7	Company means Avis Budget Group, Inc. and each other entity that is affiliated with the Company which adopts the Plan with the consent of the Company, provided that the Company shall have the sole power to amend the Plan.

2.8	Company Stock means shares of common stock of Avis Budget Group, Inc.

2.9	Compensation means a Participant’s annual retainer fees, as well as such other fees and payments determined by the Board or the Committee to be eligible for deferral from time to time.

2.10	Director means each member of the Board who is not an employee.

2.11	Disabled or Disability means the inability of a Participant to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee or its designee. Notwithstanding the foregoing, a Disability shall not be deemed to occur for purposes of any payment hereunder unless a Participant is also considered to be “disabled” under Section 409A of the Code.

2.12	Election Form means the participation election form as approved and prescribed by the Committee or its designee.

2.13	Elective Deferral means the portion of Compensation which is deferred by a Participant under Sections 4.1 and 4.2.

2.14	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.15	Grandfathered Accounts means all deferrals prior to January 1, 2013 and related investment earnings.

2.16	Participant means any Director who participates in the Plan in accordance with Article III.

2.17	Plan means this Avis Budget Group, Inc. Non-Employee Directors Deferred Compensation Plan, as amended from time to time.

2.18	Plan Year means the twelve consecutive month period ending each December 31st.

2.19	Separation from Service means a Participant’s “separation from service” (within the meaning of Section 409A of the Code) with the Company for any reason.

2.20	Stock Payment means 50% of a Director’s Compensation which is either deferred and denominated in Stock Units or paid immediately in Company Stock.

2.21	Stock Unit means a Director’s Stock Payment which has been electively deferred and is denominated in phantom units of Company Stock.

2.22	Trust means the trust established by the Company that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.

2.23	Trustee means the trustee or trustees under the Trust.

2.24	Unforeseen Emergency means a severe financial hardship arising from illness or accident of the Participant, Participant’s spouse or dependents; casual loss; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Notwithstanding the foregoing, an Unforeseen Emergency shall not be deemed to occur for purposes of any payment hereunder unless such event also constitutes an “unforeseeable emergency” under Section 409A of the Code.

ARTICLE III - PARTICIPATION

3.1	Commencement of Participation

Each Director shall become a Participant in the Plan as of the date his or her service as a Director commences. All Directors performing services at the time of this amendment and restatement are automatically considered Participants in the Plan.

3.2	Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account. Notwithstanding the foregoing, participation in respect of any calendar year is not a guarantee of participation in respect of any future calendar year.

ARTICLE IV – DEFERRALS

4.1	Stock Payments

Subject to such rules, regulations and procedures that the Company may establish from time to time, 100% of Stock Payments shall automatically be deferred in the form of Stock Units.

Any new Director may, at the time his or her service as a Director commences, by completing an Election Form and filing it with the Company within 30 days following the date on which service commences, elect to defer less than 100% of his or her Stock Payment, on such terms as the Committee may permit, which are earned by and payable to the Participant after the date on which the individual files an Election Form. Such election shall be effective only for the Plan Year in which such election is made and with respect to amounts earned and payable after the date of such election. All deferred Stock Payments will be denominated in Stock Units. If less than 100% of a Participant’s Stock Payment is deferred, then the portion of the Stock Payment which is not deferred shall be paid to the Director in the form of Company Stock as soon as administratively practical after such amounts are earned, but in all events, by March 15th of the calendar year following the year such amounts are earned.

Any other Director may elect to defer less than 100% of his or her Stock Payment on such terms as the Committee may permit by completing an Election Form prior to the first day of such succeeding Plan Year. Such election shall be effective only for the Plan Year succeeding the Plan Year in which the election is made. If less than 100% of a Participant’s Stock Payment is deferred, then the portion of the Stock Payment which is not deferred shall be paid to the Director in the form of Company Stock as soon as administratively practical after such amounts are earned, but in all events, by March 15th of the calendar year following the year such amounts are earned.

4.2	Compensation Otherwise Paid in Cash

A new Director may, at the time his or her service commences, by completing an Election Form and filing it with the Company within 30 days following the date on which service commences, elect to defer a percentage of Compensation not subject to Section 4.1, on such terms as the Committee may permit taking into account the requirements of Section 409A of the Code, which are earned by and payable to the Participant after the date on which the individual files an Election Form. Such election shall be effective only for the Plan Year in which such election is made and with respect to amounts earned and payable after the date of such election.

Any other Director may elect to defer a percentage of Compensation not subject to Section 4.1 on such terms as the Committee may permit by completing an Election Form prior to the first day of such succeeding Plan Year which will take effect the subsequent Plan Year. Such election shall be effective only for the Plan Year succeeding the Plan Year in which the election is made.

Deferral elections under this Section 4.2 and Section 4.1 above may be modified or revoked at any time prior to becoming effective, but once effective, such elections must continue in effect as provided herein.

4.3	Vesting

A Participant shall be immediately vested in, and shall have a nonforfeitable right to, all deferrals and all income and gain attributable thereto, credited to his or her Account; provided, however, that the existence of such right shall not be deemed to vest in any Participant any right, title or interest in or to any specific assets of the Company.

ARTICLE V – ACCOUNTS AND INVESTMENT

5.1	Accounts

The Committee shall establish an Account for each Participant reflecting Elective Deferrals together with any adjustments for income, gain or loss and any payments from the Account. The Committee may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant’s Account. The Committee shall establish sub-accounts for each Participant that has more than one election in effect under Section 6.1, Elective Deferrals from before and after January 1, 2013, and such other sub-accounts as are necessary for the proper administration of the Plan.

The Committee shall periodically, but not less frequently than annually, provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of Elective Deferrals, and distributions of such Account since the prior statement.

5.2	Investments

A Participant’s Stock Payment which has been elected for deferral will automatically be invested in the form of a Stock Unit which shall be issued under the 2007 Equity and Incentive Plan or other similar plan.

All other Elective Deferrals may be invested in Company Stock in the form of a Stock Unit or any other investment made available by the Committee. If a valid election is not on file, these deferrals will be held in a default election selected by the Committee.

The number of Stock Units allocated to a Director’s Account will be equal to the amount of Stock Payments deferred into the Plan as of any given date (an “Allocation Date”), divided by the fair market value of Company Stock, par value $0.01 per share as of the Allocation Date. For purposes of the Plan, fair market value shall equal the closing price per share of Company Stock as of the applicable Allocation Date, or such other reasonable formula determined by the Committee. An Allocation Date will occur on each date upon which any Director would otherwise become entitled to receive all or any portion of any Stock Payments, or as otherwise determined by the Committee. Each Stock Unit will be the equivalent of one share of Company Stock.

Additional Stock Units will be credited to a Director’s Account in respect of cash dividends and/or special dividends and distributions, if any, on Company Stock, based on the number of Stock Units credited to such Director’s Account as of the record date for such dividend or distribution. Such additional units shall be credited on the next Allocation Date following the payment date for such dividend or distribution. The number of Stock Units to be so credited shall be equal to the quotient obtained by dividing (A) the product of (i) the number of Stock Units credited to such Account on the dividend or distribution record date and (ii) the dividend (or distribution value as determined by the Committee in its sole discretion) per share of Company Stock, by (B) the closing price of a share of Company Stock as of such dividend payment date or distribution date.

If at any time the number of shares of Company Stock is increased or decreased as a result of any stock dividend or distribution, stock split, combination or reclassification of shares or any similar transaction, the number of Stock Units in a Director’s Account will be equitably adjusted, as determined by the Committee in its sole discretion, to the extent necessary to preserve, but not increase, the value of each Director’s Account.

The Committee shall have full discretion as to the frequency and manner in which Directors may change their investment elections. Consistent with the Company’s policies, approval of the Corporate Secretary is needed prior to any Director selling or transferring their holdings in Company Stock, including any Stock Units.

ARTICLE VI - DISTRIBUTIONS

6.1	Distributions

All Compensation deferred prior to February 1, 2010 and all investment gains related to those deferrals shall be distributed in the form of a single lump sum on the date which is seven months immediately following the date upon which such Participant has a Separation from Service. All Compensation deferred after February 1, 2010 but before January 1, 2013 and all investment gains related to those deferrals shall be distributed in the form of a single lump sum as soon as administratively practical following the date upon which such Participant has a Separation from Service (but in all events within 30 days following such Separation from Service. Collectively, these deferrals are considered Grandfathered Accounts and not subject to the terms outlined in Section 6.2, 6.3, 6.4, 6.5, and 6.6.

All Compensation deferred on or after January 1, 2013 and all investment gains related to those deferrals shall be distributed in accordance with the election process described in Section 6.2 and shall be subject to Sections 6.2, 6.3. 6.4, 6.5, and 6.6.

Deferrals in the form of Stock Units shall be paid in the form of Company Stock. The number of shares of Company Stock payable to a Director upon distribution will equal the number of Stock Units held in such Director’s Account as of the date of such distribution. All other investments shall be paid in cash.

6.2	Election as to Time and Form of Payment

A Participant shall elect (on the Election Form used to elect to defer Compensation under Sections 4.1 and 4.2) the date at which his or her Account will commence to be paid for all Compensation deferred on or after January 1, 2013 and all related investment gains. The Participant may elect distribution to occur on a specified date or upon a Separation from Service. The Participant shall also elect thereon for payments to be paid in either:

a.	a single lump-sum payment; or

b.	a series of installments paid over a period elected by the Participant of up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid. The Participant shall elect whether such installments are made annually, semiannually, quarterly or monthly.

Such distribution election detailing the time and form of payment will need to be made on an annual basis and is only effective for Elective Deferrals made for the Plan Year beginning after the date of the election. If an election under this Section is not made timely or is deemed invalid by the Committee, the default time of distribution for such deferral will be upon Separation from Service and the default form of payment will be a single-lump sum payment. Except as provided in Sections 6.1, 6.3, 6.4, 6.5 and 6.6, payment of a Participant’s Account shall be made in accordance with the Participant’s elections under this Section 6.2.

Notwithstanding the above, upon a Participant’s Separation from Service, in the event such Participant’s Account balance is less than $25,000, such Account balance shall be distributed in the form of a single lump-sum upon such Separation from Service.

6.3	Change of Control

Notwithstanding Section 6.2, as soon as possible following a Change of Control (but in all events within 30 days following such Change of Control), each Participant shall be paid his or her entire Account balance in a single lump sum.

6.4	Disability

Notwithstanding Section 6.2, if a Participant becomes Disabled prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant following such Disability (but in all events within 30 days following such Disability) in a single lump sum.

6.5	Death

Notwithstanding Section 6.2, if a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant’s designated Beneficiary or Beneficiaries, elected by the Participant pursuant to Section 7.

6.6	Unforeseen Emergency

A Participant may request distribution of amounts deferred upon an Unforeseen Emergency. Subject to any additional limitations imposed under Section 409A of the Code, such distribution is limited to amounts reasonably necessary to meet the emergency and pay any anticipated tax on the distribution. The Committee retains the right to make a final determination if a Participant’s need meets the definition of Unforeseen Emergency and all decisions are final.

ARTICLE VII – BENEFICIARY DESIGNATION

7.1	Designation

Upon enrollment in the Plan or upon notification that a valid election is not on file, each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new such designation with the Company on a form designated by the Company for such purpose. The most recent such designation received by the Company shall be controlling and shall be effective upon receipt and acceptance by the Company; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death.

7.2	Failure to Designate Beneficiary

If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon the Participant’s death. If the Company is in doubt as to the right of any person to receive such amount, the Company may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the obligations of the Company under the Plan.

7.3	Payment to Representatives

If the Committee or its designees determines that a Participant or Beneficiary is legally incapable of giving valid receipt and discharge for the payment due from this Plan, such amounts shall be paid to a duly appointed and acting guardian, if any. If no such guardian is appointed and acting, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction on behalf of the Participant or Beneficiary and such payment shall be a complete discharge of the obligations of the Company under the Plan.

ARTICLE VIII - PLAN ADMINISTRATION

8.1	Powers and Duties of the Committee

The Committee shall have absolute discretion with respect to the operation, interpretation and administration of the Plan. The Committee’s powers and duties shall include, but not be limited to:

a)	Establishing Accounts for Participants;

b)	Determining eligibility for, and amount of, distributions from the Plan;

c)	Adopting, interpreting, altering, amending or revoking rules and regulations necessary to administer the Plan;

d)	Delegating ministerial duties and other ongoing, day-to-day administrative responsibilities to senior executives of the Company and employing outside professionals as may be required; and

e)	Causing the Company to enter into agreements or taking such other actions on behalf of the Company as are necessary to implement the Plan.

Participants are not prohibited from serving as members of the Committee. If an individual is both a Participant and a member of the Committee, such individual is prohibited from making any decision with respect to his or her own participation in, or individual benefits under, the Plan; provided that the foregoing shall not prohibit any member of the Committee from carrying out such Committee members’ general responsibilities as contemplated by the Plan or making decisions that have general application to all Participants under the Plan and the administration of benefits hereunder. Any action of the Committee may be taken by a vote or written consent of the majority of the Committee members entitled to act. Any Committee member or officer of the Company shall be entitled to represent the Committee, including the signing of any certificate or other written direction, with regard to any action approved by the Committee.

8.2	Information

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, Separation from Service, and such other pertinent facts as the Committee may require.

8.3	Claims Procedure

In the event a claim by a Participant relating to the amount of any distribution is denied, such person will be given written notice by the Committee of such denial, which shall set forth the reason for denial. The Participant may, within sixty (60) days after receiving the notice, request a review of such denial by filing notice in writing with the Committee. The Committee, in its discretion, may request a meeting with the Participant to clarify any matters it deems pertinent. The Committee will render a written decision within sixty (60) days after receipt of such request, stating the reason for its decision. If the Committee is unable to respond within sixty (60) days, an additional sixty (60) days may be taken by the Committee to respond. The Participant will be notified if the additional time is necessary by the end of the initial sixty (60) day period. The determination of the Committee as to any disputed questions or issues arising under the Plan and all interpretations, determinations and decisions of the Committee with respect to any claim hereunder shall be final, conclusive and binding upon all persons.

ARTICLE IX - AMENDMENT AND TERMINATION

9.1	Amendments

Except as expressly provided in Section 9.3 hereof, the Company, in its sole discretion, by action of its Board or other governing body charged with the management of the Company, or its designee, may amend the Plan, in whole or in part, at any time.

9.2	Termination

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Director or consideration for, or an inducement or condition of employment for, the performance of the services by any Director. The Company reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on the Company’s behalf by its duly authorized officer. Upon termination, outstanding Account Balances under the Plan shall be paid in any such manner that takes into account, and complies with, the applicable requirements of Section 409A of the Code, as determined by the Committee in its good-faith discretion.

9.3	Protection of Benefit

No amendment or termination of this Plan shall reduce the rights of any Participant with respect to amounts allocated to a Participant’s Account prior to the date of such amendment or termination without the Participant’s express written consent.

ARTICLE X - MISCELLANEOUS

10.1	Offset to Benefits

Amounts payable to the Participant under the Plan may be offset by any reasonable monetary claims the Company has against the Participant except to the extent any offset is prohibited by or would result in adverse tax consequences under Section 409A of the Code.

10.2	Inalienability

Except as provided in Section 10.2 hereof, a Participant’s right to payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant. In no event shall the Company make any payment under this Plan to any person or entity other than the Participant or Beneficiary, unless required by law.

10.3	Contract for Service

The adoption and maintenance of this Plan does not constitute a contract between the Company and any Participant and is not consideration for the service of any person. Nothing contained herein gives any Participant the right to be retained as a member of the Board or derogates from the right of the Company to discharge any Participant at any time and for any reason without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.

10.4	Indemnity of Committee

The Company indemnifies and holds harmless the Committee and its designees from and against any and all losses resulting from any liability to which the Committee may be subjected by reason of any act or conduct in its official capacity in the administration of this Plan, including all costs and expenses reasonably incurred in its defense, in case the Company fails to provide such defense, in all cases, in accordance with the Company’s Certificate of Incorporation and by-laws.

10.5	Liability

No member of the Board, the Committee, or management of the Company shall be liable to any person for any action taken under the Plan.

10.6	Rules of Construction

(a)	Governing Law. The construction and operation of this Plan are governed by the laws of the State of New Jersey, except to the extent superseded by federal law.

(b)	Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

(c)	Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d)	Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

(e)	Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be reformed, construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE XI – FUNDING

11.1	Unfunded Plan

This Plan is intended to be unfunded for tax purposes and all distributions hereunder shall be made out of the general assets of the Company. No Participant or Beneficiary shall have any right, title, interest, or claim in or to any assets of the Company other than as an unsecured creditor. The Plan constitutes only an unsecured commitment by the Company to pay benefits to the extent, and subject to the limitations, provided for herein. This Plan is intended to be a “top hat” plan for the benefit of a select group of management or highly compensated individuals for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), and is designed to comply with the requirements of Section 409A of the Code.

11.2	Trust

Notwithstanding the foregoing, the Company has the discretion to contribute to a trust amounts allocated to a Participant’s Accounts. The assets of such Trust shall be available to the creditors of the Company in the event of bankruptcy or insolvency. To the extent of the Trust assets, amounts due under the Plan shall be payable first from such Trust to Participants before any claim is made against the Company. The Committee may provide direction to the Trustee or custodian on behalf of the Company as it deems necessary to provide for the proper distribution of benefits from the Trust.

EXHIBIT A

Avis Budget Group, Inc. Non-Employee Director Compensation Program

	Annual Compensation ($)(a)(b)
Annual Director Retainer	180,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000
Executive Committee Member	8,000
Presiding Director Stipend	20,000
Other Benefits	5,000	(c)

(a)	Members of the Board of Directors who are also officers or employees of the Company do not receive compensation for serving as directors (other than reimbursement of travel-related expenses for meetings held outside of the Company’s headquarters).
(b)	The annual retainer, committee chair stipends and committee membership stipends (collectively, “Director Fees”) are paid quarterly 50% in cash and 50% in Common Stock of the Company, subject to a cap of 7,500 shares of Common Stock per quarter (the “Stock Award Cap”). Directors may elect to defer all or a portion of their Director Fees under a non-qualified deferred compensation plan. Directors who elect to defer Director Fees payable in Common Stock of the Company receive deferred stock units in lieu of Common Stock of the Company. Directors who elect to defer Director Fees payable in cash may choose from various investment choices similar to those available to our named executive officers under our executive deferred compensation plan or may elect to receive additional deferred stock units for some or all of such fees. Deferred stock units are converted into Common Stock of the Company on a one-to-one basis at the time of distribution. Non-employee directors are subject to stock ownership guidelines, which require them to acquire and hold designated levels of Avis Budget Common Stock. Under these guidelines, such directors are required to retain 50% of the net shares (net of taxes) obtained upon the receipt of Director Fees payable in Common Stock of the Company until reaching an ownership threshold of five times the annual retainer payable in cash. Given the mandatory hold provision until the threshold is obtained, there is no specified deadline for achieving such designated threshold. For purposes of the stock ownership guidelines applicable to non-employee directors, stock ownership is defined to include stock owned by such directors directly, stock owned indirectly through retirement and/or trust accounts, and deferred stock units.
(c)	Represents discretionary matching contributions available through The Avis Budget Charitable Foundation.